COMMERCIAL MANUFACTURING AGREEMENT
This COMMERCIAL MANUFACTURING AGREEMENT (this “Agreement”) is entered into effective as of __________, 2011 (the “Effective Date”), by and between SIGA Technologies, Inc., a Delaware corporation (“Customer”), having a place of business at 35 E. 62nd Street, New York, NY, 10065, and Albemarle Corporation, a Virginia corporation (“Albemarle”), having a place of business at 451 Florida Street, Baton Rouge, Louisiana 70801. Each of Customer and Albemarle is sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
A.    Customer is in the business of developing and commercializing pharmaceutical products.
B.    Albemarle is in the business of performing contract manufacturing and supply of pharmaceutical products.
C.    Customer is developing its proprietary drug candidate, ST-246®, as a smallpox treatment and is actively engaged in various efforts to commercialize ST-246®, including but not limited to seeking a contract from the United States Government (the “USG”) under the Project BioShield Act of 2004 (the “Act”) pursuant to RFP-BARDA-11-100-SOL-00007 (the “RFP”) to supply, among other things, 1.7 million courses of FDP (as defined below) to the Strategic National Stockpile. Customer entered into such a contract with BARDA effective May 13, 2011 (the “BARDA Contract”).
D.    Customer and Albemarle entered into a Mutual Confidential Disclosure Agreement dated January 23, 2006, as amended December 28, 2006, December 8, 2008 and January 12, 2010 (the “CDA”).
E.    Customer and Albemarle entered into an agreement dated January 23, 2006 pursuant to which Albemarle has manufactured, tested and supplied the API (as defined below) for FDP, for use in the manufacture of registration batches and pursuant to which Albemarle continues to conduct stability studies with respect to such batches (the “Prior Manufacturing Agreement”).
F.    Customer and Albemarle entered in an agreement dated August 24, 2009 to manufacture, test, and supply ST-246® Monohydrate (Form-I) to Customer for use as the API for FDP in quantities that are scaled up for the Customer’s validation batches (“Validation Supply Agreement”).
G.    Customer and Albemarle entered in a memorandum of understanding dated August 24, 2009 regarding the proposed terms and conditions of this Agreement (“MOU”).
H.    Customer desires to contract with Albemarle to manufacture, test and supply the Product (as defined below) to Customer as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties hereby agree as follows:
1.DEFINITIONS
For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:
“API” shall mean active pharmaceutical ingredient.
“Applicable Law” means all laws, ordinances, rules and regulations of the United States or any other jurisdiction applicable to any aspect of the obligations of Albemarle or Customer, as the context requires, under this Agreement, as amended from time to time, including (A) all applicable federal, state and local laws and regulations of the United States, (B) the U.S. Federal Food, Drug and Cosmetic Act, as amended (the “FFDCA”), and (C) cGMP, or their respective equivalents in any other relevant jurisdiction where Product is being manufactured.
“BARDA” means the U.S. Biomedical Advanced Research and Development Authority.

“Base Contract Amount” shall mean the 1.7 million courses requested in CLIN 001 of the RFP, or any subsequent adjustment to the number of courses requested in CLIN 001 of the RFP.
“Batch Documentation” shall mean complete and accurate copies of all of the following, as applicable: Albemarle audited production batch records, deviation reports, investigation reports, a COA, Product release chromatographs and corresponding calculations for all batches, management of Change (MOCs), cGMP certificate of compliance, and stability data, when available (including one chromatograph utilizing one condition for each pull interval from one batch). For the sake of clarity, originals of the Batch Documentation will be retained by Albemarle and made available for inspection for all batches produced, including aborted batches, and a complete copy of Batch Documentation shall be furnished to Customer in accordance with Section 3.2.
“cGMP” shall mean Good Manufacturing Practices as prescribed from time to time by the FDA, including within the meaning of 21 C.F.R. Parts 210 and 211, as amended, and the ICH Q7 guidelines.
“CMC” means Chemistry, Manufacturing and Controls.
“COA” shall mean a certificate of analysis prepared in accordance with the Quality Agreement that shall include the results of the tests set forth in the Specifications in Exhibit C, as may be amended in accordance with this Agreement.
“Facility” shall mean the Albemarle cGMP FDA-approved manufacturing facility at which the manufacturing and testing services will be performed. This facility is located at 1421 Kalamazoo Street, South Haven, Michigan 49090.
“FDP” shall mean the final drug product utilizing the Product as its API.
“FDA” shall mean the United States Food and Drug Administration or the successor thereto.
“Government Contract” shall mean any contract currently existing or hereafter entered into by a Government Entity and Customer for the supply of the FDP, including any BARDA Contract.
“Government Entity” shall mean any government entity of any country of the world, including the USG.
“include(ing)” shall mean “include(ing) without limitation”.
“Lead Time” shall mean (a) with respect to the First Order (as defined below) of Product, six (6) months, and (b) with respect to each Firm Order (as defined below) of Product, twelve (12) weeks.
“Product” shall mean the unmicronized form of the active pharmaceutical ingredient known as, or containing, ST-246® (Form-I, also known as Form B), the structure of which is attached as Exhibit A hereto, which meets the Specifications set forth in Exhibit C.
“Regulatory Authority” shall mean, with respect to a country, any governmental authority (whether federal, state, provincial, municipal or others) regulating the exportation, importation, use, manufacture, distribution, marketing and/or sale of pharmaceuticals, which, in the United States, shall include the FDA.
“Specifications” shall mean the specifications for the manufacture of the Product set forth in Exhibit C, as may be amended in accordance with this Agreement.
2.MANUFACTURE OF PRODUCT
2.1     Manufacturing Services. Albemarle shall manufacture, sell and deliver to Customer or its designee all Product ordered by Customer in conformance with terms and conditions of this Agreement. In addition, Albemarle shall perform an analysis of samples of the micronized form of the Product as set forth in Section 2.12 and Exhibit B, and shall perform the stability studies as set forth in Section 2.11 and Exhibit D. Albemarle will dedicate sufficient manufacturing capacity to fill Customer’s orders within the applicable Lead Time. Unless otherwise agreed between Albemarle and Customer, all Product will be manufactured under cGMP conditions at the Facility. Subject to the provisions of this Agreement related to subcontracting, Albemarle shall not transfer or perform any of the work required by this Agreement outside of the United States without specific written consent by Customer, which shall be subject to the restrictions on foreign manufacturing contained in Customer’s Government Contracts, the contents of which, to the extent necessary, shall be made known to Albemarle by Customer.
2.2    First Order. Albemarle and Customer shall cooperate fully and negotiate in good faith in estimating and scheduling the first order of commercial quantities of Product (“First Order”) to be placed by Customer, with the mutual goal of the Parties that the First Order be scheduled for completion and delivery to Customer or its designee not later than six (6) months after the date the First Order is placed by Customer.
2.3    Forecasts and Firm Orders.
2.3.1    Starting after the placement of the First Order, on or before the first day of each calendar month, Customer shall give Albemarle Customer’s good faith written estimate of Customer’s projected requirements of the Product for delivery during the upcoming twelve (12) months. Such forecasts constitute non-binding, good faith estimates provided solely to assist Albemarle in raw material procurement, production planning and manufacturing of the Product. Albemarle shall use these forecasts to procure long leadtime raw materials.
2.3.2    Customer acknowledges that, since Product is a product made exclusively for Customer, and in order to accommodate Albemarle’s planning, manufacturing, analytical testing and release of the Product, Customer agrees to place a binding non-cancelable written purchase order for the delivery of any Product required in the first three (3) month period of the initial or any updated forecast (a “Firm Order”). Customer further agrees to place Firm Orders in one-batch increments, each batch to consist of approximately 1,350 kg. Albemarle shall, upon receipt of any Firm Order after the First Order, deliver ordered batches of Product within the Lead Time applicable to such Firm Order, which period shall be shortened, as much as possible, taking into account the availability of raw materials.
2.3.3    In the event that Customer does not place binding orders for Product consistent with the forecasted quantities, then in order to compensate Albemarle for the actual and full costs of procuring long lead time raw materials, Customer shall pay Albemarle the documented direct costs associated with any unused quantity of such raw materials purchased by Albemarle specifically for the manufacture of the Product, provided that Albemarle has made good faith efforts to return such raw materials to their manufacturers for credit. Any such raw materials, for which Customer pays Albemarle the documented direct costs, shall be deemed to be the property of Customer, and Albemarle shall promptly assign all right, title and interest in and to such raw materials to Customer. Albemarle shall store such unused raw materials at the Customer’s request at no charge for up to one (1) year, and thereafter shall, at Albemarle’s option, continue to store such raw materials at the Customer’s expense and Albemarle shall, upon notice to Customer, deliver them to Customer or its designee. Albemarle shall otherwise, at Customer’s expense, properly dispose of any unused raw materials, any rejected Product and any waste in accordance with Applicable Law.
2.4    Purchase Orders. Customer shall issue written purchase orders to Albemarle for the First Order and each Firm Order. Purchase orders shall be placed at least the applicable Lead Time before the desired delivery date and shall be deemed accepted if in accordance with the terms and conditions of this Agreement. Purchase orders shall specify the quantity of the Product ordered, the requested delivery date, and the means of shipment (provided, however, that the means of shipment complies with all Applicable Law and any requirement of any applicable Government Contract). Purchase orders issued by Customer and accepted (or deemed accepted) by Albemarle shall constitute the binding obligation of Albemarle to manufacture, sell and deliver to Customer the specified quantity of the Product by the specified delivery date (and perform the post-micronization testing services set forth in Section 2.12 and Exhibit B for such Product and the stability studies set forth in Section 2.11 and Exhibit D for such Product) and the binding obligation of Customer to purchase the specified quantity of the Product therein delivered in conformance with this Agreement. Purchase orders issued by Customer shall be effective solely with respect to specifying the quantity, requested delivery date and means of shipment of the Product being ordered. All other terms and conditions printed or included on such purchase orders which contradict or would serve to alter the provisions of this Agreement shall be of no effect or force.
2.5    Purchase Commitments.
2.5.1    Subject to Section 2.5.2, Customer agrees to order from Albemarle at least seventy-five percent (75%) of Customer’s internal and external requirements of the Product or any product substantially similar to the Product which Customer requires during the Term. For clarity, there is no minimum order requirement imposed on Customer.
2.5.2    Customer’s purchase commitments under Section 2.5.1 of this Agreement are subject to the following:
(a)    In the event that a contract entered into by Customer for the sale of FDP requires that the Product used as the API for such FDP be manufactured outside the United States and Albemarle is unwilling or unable to subcontract such manufacture to a party or parties that meet the terms of this Agreement and any relevant contract entered into by Customer for the sale of FDP, the amounts of Product contemplated by such Customer contract shall not be counted or considered when calculating Customer’s internal and external requirements or the amount to be ordered by Customer or the amount to be delivered by Albemarle.
(b)    In the event that a proposed contract to be entered into by Customer for the sale of FDP in an intravenous formulation requires that the Product used as the API for such FDP be manufactured to specifications other than the Specifications, and the Parties are not able to reach agreement on the necessary changes to the Specifications for such intravenous formulation or to pricing therefor, the amounts of Product contemplated by such proposed Customer contract shall not be counted or considered when calculating Customer’s internal and external requirements or the amount to be ordered by Customer or the amount to be delivered by Albemarle.
(c)    If either (i) the shipment of any Customer order of Product or any portion thereof, or the provision of any analytical data for released Product to be provided to Customer hereunder is late by more than 20 days on more than one occasion, (ii) Product produced and released by Albemarle is defective or does not conform to the Specifications or Applicable Law on more than one occasion, or (iii) Albemarle otherwise fails to perform any of its obligations under this Agreement and does not cure such failure within thirty (30) days of written notice from Customer (said notice specifying the nature of the failure), Customer shall have, in addition to any other rights under this Agreement or in law, the right to reduce its purchase commitment obligation under Section 2.5.1 hereof.
2.6    Subcontractors.
2.6.1    Subject to approval by the applicable Government Entity if required by a Government Contract, (a) Customer consents that Albemarle may engage, for the duration of the Term, Solid State Chemical Information, Inc., 3065 Kent Avenue, West Lafayette, Indiana, as subcontractor to provide PSD and XRD analytical services required for testing of micronized and unmicronized Product in accordance with the Specifications, and (b) Customer also consents that Albemarle may engage, for the duration of the Term, SGS Northview Laboratories, 1880 Holste Road, Northbrook, IL 60062, as subcontractor to provide microbiological and bacterial endotoxin testing analytical services required for analysis of Product in accordance with the Specifications, as long as both such subcontractors may perform their respective subcontracts in accordance with all applicable legal requirements and the requirements of this Agreement. Albemarle may not engage any other subcontractors to perform Albemarle’s obligations under this Agreement, except upon express prior written consent by Customer, which consent shall not be unreasonably withheld but which will be subject to the approval of the applicable Government Entity as necessary.
2.6.2    The Parties agree and acknowledge that, if, in order to meet Customer’s requirements, it is necessary that a portion of Customer’s Product requirements be manufactured outside the United States, Albemarle shall be afforded a reasonable opportunity to subcontract such portion of the manufacture and testing of the Product to a third party that fulfills the requirements of Customer, provided that (i) Customer shall have the right to prior approval of the proposed subcontractor, and the non-commercial terms of such subcontract, which approval will not be withheld without cause; (ii) any such subcontract will grant Customer the right to oversee and monitor the performance of any such subcontractor in the manner to be agreed by the Parties in good faith, but in no event with less oversight than Customer would have had if the Product had been manufactured by Albemarle under this Agreement; (iii) any such subcontract will contain all of the terms and conditions to which Albemarle is obligated under this Agreement, including any “flow-down” requirements under any Government Contract for which such Product will be used, and (iv) any such subcontract will be subject to the approval of the applicable Government Entity as necessary.
2.6.3    Any such permitted appointment of subcontractors pursuant to Sections 2.6.1 and 2.6.2 hereof shall not affect or diminish Albemarle’s responsibilities and obligations set forth herein and Albemarle shall remain responsible to Customer for the performance of its subcontractors. Albemarle will cause its subcontractors to grant Customer the right to perform annual and “for cause” audits of Albemarle’s subcontractors to evaluate their quality systems and for compliance with cGMP, Applicable Law, Specifications and applicable product and establishment standards. Albemarle represents and warrants that the approved subcontractors are aware of and have agreed to any requirements imposed by Applicable Law on Customer and its contractors and subcontractors, and such subcontractors shall also comply with all relevant obligations imposed on Albemarle under this Agreement, including Customer’s right to place, at Customer’s option, a person in subcontractor’s facility to observe the activities of the subcontractor.
2.7    Albemarle’s Responsibilities; Quality Agreement.
2.7.1    Albemarle shall manufacture the Product and perform the other activities in accordance with this Agreement, the Specifications and Applicable Law. Albemarle shall bear the full cost of manufacturing the Product and shall be responsible to manufacture and/or supply, without limitation, all raw materials, starting materials, source materials, intermediates, labor, facilities, utilities, and the equipment necessary for the manufacture of the Product, setting up of the manufacturing process, and assembling and packaging of the Product, all in accordance with the Specifications. Any materials, including raw materials, purchased by Albemarle in excess of the volume required for manufacture of Product under this Agreement shall remain the property of Albemarle, subject to Section 2.3.3. In addition, Albemarle shall perform the analysis of the micronized form of the Product as set forth in Section 2.12 and Exhibit B, and shall perform the stability studies as set forth in Section 2.11 and Exhibit D.
2.7.2    Albemarle shall abide by the terms and conditions of the Quality Agreement attached hereto as Exhibit E (“Quality Agreement”), the provisions of which are integral to its performance of its obligations under this Agreement. In the event of an inconsistency between the terms of the Quality Agreement and the terms of the body of this Agreement, the terms of this Agreement shall control. The Quality Agreement may only be amended upon written agreement of the Parties, provided that, the Quality Agreement shall be deemed to be amended to the extent necessary to conform with the provisions of any Government Contract, or a quality agreement with any Government Entity required to be entered into pursuant to any such Government Contract. Customer shall provide Albemarle a written notice of any such amendment, and to the extent any such amendment would require Albemarle to incur more expense or commercial effort for adherence to the revised Quality Agreement, the Parties agree to negotiate in good faith revised pricing for the sale of the Product hereunder.
2.8    Specifications and Vendors.
2.8.1    The Specifications for Product may only be revised upon written agreement of both Parties, except that Albemarle shall provide its prompt written agreement if the FDA or any other Government Entity requires Customer to revise the Specifications, whether pursuant to Customer’s Government Contracts, cGMP requirements, or otherwise (a “Mandated Specification Change”). If any such Mandated Specification Change or a mutually agreed upon change to the Specifications requires any material change to the manufacturing process or raw materials, the Parties shall negotiate in good faith a reasonable adjustment to the Unit Price to be paid by Customer hereunder and the applicable Lead Time. Albemarle and Customer agree that a Mandated Specification Change or mutual agreement to change the Specifications shall not change, effect, modify or alter any other provision of this Agreement with the exception of the Unit Price and the Lead Time. Both Parties understand and agree that material changes in Specifications may affect Unit Price and Lead Time and agree to negotiate in good faith in such cases to arrive at a revised Unit Price and Lead Time mutually agreed in writing by both Parties for all subsequent work affected by such changes in Specifications, provided however, that any Mandated Specification Change that imposes a more stringent Specification, but which Specification is within the demonstrated process capability for the manufacture of the Product, based on relevant available data from all commercial size batches of Product manufactured prior to the date of such change, shall not be considered a material change in the Specifications.
2.8.2    Albemarle has qualified the raw material vendors set forth in Exhibit I. In the event that Albemarle wants to add an alternate raw material vendor, or wants to supply any raw material itself, it must qualify such vendor (including Albemarle) in the manner provided in its standard operating procedures, and provide the results of such qualifying tests to Customer for its approval, which approval will not be withheld without cause.
2.9    Compliance. Albemarle shall maintain the Facility, and shall manufacture the Product, in compliance with the Specifications and all Applicable Law. Albemarle shall allow Customer, at Customer’s option, to place a person in the Facility to observe the commercial manufacturing process.
2.10    Recalls. In the event of a Product or FDP defect or recall caused by Albemarle’s failure to manufacture the Product in accordance with the Specifications and Applicable Law, or its failure to analyze appropriately the micronized form of the Product, Albemarle shall reimburse Customer for the costs related to curing the defect and accomplishing the recall, to the extent such costs result from Albemarle’s failure, provided, that in no event will Albemarle’s liability pursuant to this Section 2.10 exceed the liability limitation set forth in Section 7.2 hereof, except as provided in Section 6.1.2 with regard to any claim by a third party. In all other instances, the costs related to a recall shall be borne by Customer.
2.11    Stability Studies. Albemarle will conduct sixty (60) month stability studies in accordance with Exhibit D.
2.12    Micronized Product Analysis. Albemarle will accept delivery of test samples of micronized form of the Product from the micronizer and perform the analytical testing on each batch in accordance with Exhibit B. Albemarle will use best efforts to provide Customer with an analytical report containing the results of such testing within thirty-five (35) days from the receipt of test samples from the micronizer.
2.13    BARDA Contract Security Corrective Actions Prior to the date of this Agreement the Parties have participated in a pre-award security audit of the Facility conducted by BARDA representatives. Such security audit resulted in BARDA imposing a requirement that certain security corrective actions be implemented by Albemarle as a condition to commencement of Product manufacturing for the BARDA Contract, if it is awarded to the Customer. The Parties agree that, in the event the Customer is awarded the BARDA Contract, at the written request of the Customer Albemarle will perform the security corrective actions described in Exhibit G. Albemarle will commence all physical and information technology security corrective actions described in Exhibit G.2.I within 30 days of receiving technical direction from Customer, and will take all reasonably necessary actions to complete all such corrective actions at least 60 days prior to the start of manufacturing of Product to fill the Base Contract Orders. Albemarle will be reimbursed for the security corrective actions the amounts set forth on Exhibit G.2. In addition, Albemarle will implement the corrective action set forth in Exhibit G.2.II during all manufacturing of Product for the BARDA Contract and will separately invoice Customer for the actual costs incurred by Albemarle for such corrective action. In the event that security corrective actions other than those set forth on Exhibit G are requested by BARDA after the date of this Agreement, Albemarle agrees to perform such additional security corrective actions to the extent reasonably practicable. The Parties agree that in the event such additional security corrective actions are necessary, they will negotiate in good faith to reach agreement on a reimbursement amount for each such additional security corrective action.
3. SUPPLY OF PRODUCT
3.1    Shipment. Albemarle shall ship the released Product FCA Facility, Freight Collect, (per Incoterms 2000) to such location as designated in writing by Customer. The purchase order shall set forth the transport means and company selected by Customer for shipping the Product, provided that in the event a designated carrier is unable to ship Product on schedule, Albemarle will obtain an alternate carrier designation from Customer. Title and risk of loss and damages to the Product ordered by Customer hereunder shall pass to Customer upon delivery of the Product to the transporting carrier.
3.2    Product Release. Subject to the provisions of Sections 3.2.1 and 3.2.2, batch review and release of Product for shipment to Customer’s shipping point will be the responsibility of Albemarle’s Quality Assurance department, who will act in accordance with Albemarle’s standard operating procedures. For each batch of Product released by Albemarle for shipment, Albemarle will deliver to Customer, at the same time it ships such batch, (i) a certificate of compliance that will include a statement that the batch has been manufactured in accordance with cGMP and the Specifications, and (ii) a copy of the Batch Documentation and COA.
3.2.4    For the first four (4) batches of Product ordered by the Customer only, the following additional batch release procedure shall be followed. Upon completion of each such batch and the review of all Batch Documentation by Albemarle’s Quality Assurance department, Albemarle shall forward to Customer, electronically or by overnight mail, completed Batch Documentation. Customer shall use reasonable efforts to complete its review of the Batch Documentation within seven (7) working days of receiving it from Albemarle (the “Customer Review Period”). Subject to the results of its review, Customer will approve the Product for release and upon receipt of Customer’s approval Albemarle shall deliver to Customer the final COA, and release and ship the Product to the Customer’s designated shipping point by the shipping method designated by the Customer.
3.2.5    Any problem discovered by either Party during its quality assurance reviews will be communicated to the other Party directly along with any supporting documentation of the problem. The communication shall occur within three (3) business days after the discovery of the problem. The Product will be immediately placed in quarantine until Albemarle and the Customer have met and determined the final disposition of the Product. The resolution of any such problem shall be accomplished in accordance with the Quality Agreement.
3.3    Packaging and Labeling. Albemarle shall package the Product in accordance with the Specifications, and in compliance with the applicable labeling requirements of FDA and all other Applicable Law regarding the labeling, materials and containers applicable to the Product. Albemarle shall label the Product with such labels, trade names, and trademarks as directed by Customer.
3.4    Freight and Insurance. Customer shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the transport and delivery of the Product.
3.5    Rejection and Cure. Customer shall notify Albemarle within one hundred twenty (120) days of Albemarle’s shipment of any batch of Product if it believes that the batch was damaged, defective or did not conform to the Specifications or Applicable Law. In addition to any remedy available to Customer under Sections 2.5.2(c), 2.10 or 6.1.2, Customer’s remedy under this Section 3.5 against Albemarle for any failure to supply a batch of conforming Product is expressly limited to one of the following (as may be elected by Customer at its sole option):

(i)
Albemarle will provide a replacement batch of conforming Product to Customer at no additional cost and on a schedule acceptable to Customer and reimburse Customer for the shipping and micronization costs, if any, incurred by Customer for the non-conforming batch, or

(ii)
refund within 10 business days to the Customer the full aggregate Price for such non-conforming batch of Product, plus shipping and micronization costs, if any, incurred by the Customer with respect to such non-conforming batch of Product.

This limitation shall apply to all claims with respect to non-conforming Product under this Section 3.5, whether stated in contract, warranty, tort, strict liability, infringement of third party rights or any other legal or equitable claim whatsoever. If Albemarle disputes the above referenced notice of rejection with respect to non-conforming Product, the Parties will each retest the rejected Product within thirty (30) days of Albemarle’s notice of dispute. If the Parties, after retesting the rejected Product continue to have conflicting test results, the matter shall be referred to a laboratory selected by Customer from the list included on Exhibit H (or other mutually agreed upon laboratory) to perform tests on representative samples from the rejected portion of the shipment. The results of such tests will be binding upon Customer and Albemarle. If the laboratory determines that the Product was non-conforming, Albemarle will pay for all laboratory charges; if the laboratory determines that Customer rejected the Product in error, then Customer will pay for all laboratory charges. Rejected Product will be returned to Albemarle or disposed of at Albemarle’s expense in accordance with Albemarle’s instructions, in which case Customer will deliver to Albemarle an appropriate certificate of destruction. If Albemarle requests, Customer will make its personnel available on a reasonable basis to work with Albemarle in order to assist Albemarle in determining the reason for the non-conformity and in developing remedial measures.
3.6    Force Majeure. Neither Party shall be liable to the other for any delay or failure of performance resulting from any circumstance (other than the payment of money owed) beyond the reasonable control of such Party (a “Force Majeure Event”), which may include: fire, storm, flood, act of God, war, earthquake, explosion, sabotage, epidemic, quarantine restrictions, embargo, expropriation, strikes or other labor trouble, failure of the usual means of production or of transportation, or shortage of labor, raw materials, or shortage of utilities, fuel and/or energy. Subject to Section 3.7, Albemarle shall not be obligated to make up any deficiencies in delivery due to any such shortage except by written mutual agreement. In the event Albemarle experiences a Force Majeure Event that continues for more than one-hundred thirty-five (135) days, Customer may, in addition to any other rights or remedies it may have under this Agreement or in law, terminate this Agreement without cost or penalty, except to pay Albemarle for all work performed and reimburse for all costs incurred up to the termination date, not to exceed the applicable Price.
3.7    Apportionment. In the case of a shortage or anticipated shortage of labor, raw materials, utilities, fuel or energy, Albemarle will allocate equitably the available labor, raw materials, utilities, fuel and energy to use in the Product, to Albemarle's own internal use, to the use of its affiliates and to the use in other products.
4.PAYMENT TERMS
4.1    Unit Price; Adjustments. The price to be charged by Albemarle for Product manufactured and delivered under this Agreement shall be [redacted] per kilogram of Product actually delivered in each batch (“Unit Price”).
4.2    Unit Price Adjustments. For all Product ordered subsequent to the eighteenth (18th) month following the Effective Date of this Agreement, the Unit Price set forth in Section 4.1 shall be adjusted in accordance with Sections 4.2.2 and 4.2.3 below.
4.2.1    “Base Raw Material Cost” means the average invoiced cost of raw materials used to produce all orders of Product placed by the Customer prior to the eighteen month anniversary of the Effective Date.
4.2.2    Albemarle may raise or lower the Unit Price set forth in Section 4.1 due to increases or decreases in raw material costs over the Base Raw Material Cost on the eighteen month anniversary of the Effective Date, and upon each subsequent twelve month anniversary date thereafter, upon written notice to Customer provided no less than thirty (30) days prior to the applicable anniversary date (a “Raw Material Price Adjustment Notice”). Such revised Unit Price shall be applicable for all batches of Product ordered after the eighteen-month anniversary of the Effective Date hereof, or any subsequent anniversary date set forth above. At the request of the Customer Albemarle shall furnish Customer with documentation demonstrating the raw material cost changes from the Base Raw Material Cost. If, after receipt of such documentation, Customer is not in agreement with such adjustment, then Customer shall notify Albemarle in writing, and the Parties shall agree to an independent, qualified, third party audit company whose services shall be retained to determine whether or not such Unit Price increases or decreases meet the terms of this Agreement. In the event the proposed Unit Price adjustment shall be deemed to have been warranted by the third party auditor, Customer shall pay for all costs related to such audit services. In the event the proposed price adjustment shall be deemed to not have been warranted by the third party auditor, Albemarle shall pay for all costs related to such audit.
4.2.3    Upon no less than thirty (30) days’ notice prior to the eighteen month anniversary of the Effective Date, and each twelve month anniversary date thereafter, Albemarle shall also be entitled, but not obligated, to raise the Unit Price set forth herein to reflect increases in non raw material costs incurred in the manufacture of Product. This increase will be limited to the percentage increase, if any in the final U.S. Department of Labor, Bureau of Labor Statistics, Producer Price Index for Commodities, Drugs and Pharmaceuticals (ID: WPU 063) (Base Period 1982=100) as published by the Bureau of Labor Statistics, U.S. Department of Labor in the PPI Detailed Report for the month of July of the year in which the calculation is being made, over such index for the preceding July. All increases in Unit Price shall be applicable for all batches of Product ordered hereunder after the eighteenth-month anniversary of the effective date hereof and each twelve month anniversary thereafter, as applicable.
4.3    Stability Study Fee. Albemarle shall charge a fee of [redacted] for each 5-year stability study described in Section 2.11 that is requested by the Customer. Such fee will be invoiced by Albemarle quarterly in arrears during the first year of such study.
4.4    Invoicing. Albemarle shall provide to Customer an invoice with each delivery of the Product. Each invoice shall reference the purchase order to which the invoice relates and the quantity of the Product actually shipped. Payments shall be sent to the “Remit to” address set forth on the invoice. Should Customer dispute any portion of an invoice, it shall so notify Albemarle in writing and the Parties shall attempt in good faith to resolve said dispute. Any terms on any invoice or other purchase documentation issued by Albemarle which are inconsistent with this Agreement shall be of no effect or force.
4.5    Payment. Customer shall pay all amounts due in U.S. dollars, payable within forty-five (45) days of the date of the corresponding invoice. If Customer fails to make payment within forty-five (45) days of the invoice date, Albemarle shall be entitled to collect from the Customer interest on past due payments at a rate of interest of one percent (1.0%) per month or the highest rate permitted by law, whichever is less, as well as any costs incurred by Albemarle in collecting such past due payments, including but not limited to, reasonable attorneys’ fees, court costs and the reasonable value of Albemarle’s time and expenses spent in connection with such collection action, computed at Albemarle’s prevailing fee schedule and expense policies.
4.6    Taxes. Except as expressly provided elsewhere in the Agreement, Customer will pay any tax (other than on income), duty or other governmental charge now or hereafter imposed on any Product or imposed on Albemarle by reason of the manufacture, sale, use or transportation of such products or raw material.
5.CONFIDENTIALITY
5.1    Confidential Information. The Parties agree and acknowledge that all disclosures of information between the Parties, whether under this Agreement, the Validation Supply Agreement, the MOU or the Prior Manufacturing Agreement, shall be treated as “Proprietary Information” under the CDA and shall be subject to the terms of the CDA. The Parties hereby amend the CDA as necessary to protect the relevant disclosures under this Agreement, including by extending the term of disclosure protected under the CDA through the Term, and the Parties shall sign a written document memorializing such amendment.
5.1    Confidential Agreement. Neither Party shall disclose any of the terms and conditions of this Agreement to any person or entity outside such Party whatsoever (other than to such Party’s affiliates and actual or potential investors, lenders and acquirers (provided, that such recipients are bound to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto) and to any Government Entity that is a purchaser or potential purchaser of FDP and such Party’s legal counsel without the prior written consent of the other Party, except as such disclosure may be required for accounting or tax reporting purposes, for purpose of complying with the rules of any stock exchange on which the shares of a Party trades, or as otherwise may be required by law.
5.2    Ownership of Confidential and Proprietary Information. Except as otherwise agreed upon in writing or required pursuant to Section 11 (Flow down provisions) below, each Party shall remain the sole owner of the patent rights (and any other intellectual property rights) which have been or are being developed by said Party before entering into this Agreement or during this Agreement but independent of any activities to be carried out under this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, Customer is the sole owner of any improvements (including process improvements), derivations, innovations, developments, works of authorship, know-how or processes related to the Product developed during the performance of activities under this Agreement or under the Validation Supply Agreement or the Prior Manufacturing Agreement and all intellectual property rights therein, (collectively the “Process Improvements”), and Albemarle hereby assigns to Customer all right, title and interest in and to all such Process Improvements. Albemarle shall promptly disclose to Customer all Process Improvements upon their creation, and shall provide Customer with such other information about Process Improvements as Customer may reasonably request. Albemarle shall cooperate with Customer, at Customer’s sole expense, by furnishing supporting data and signing documents needed for the prosecution and maintenance of patent applications and patents covering the Process Improvements. Albemarle shall not use any technology or intellectual property proprietary to Albemarle to manufacture the Product unless Albemarle first notifies Customer of such intended use and grants to Customer a license reasonably acceptable to Customer thereunder.

6.    INDEMNITY; INSURANCE

6.1	Indemnity.
6.1.1    By Customer. Customer shall defend, indemnify and hold Albemarle harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (“Losses”) resulting from all claims, demands, actions and other proceedings by any third party to the extent arising from (a) the breach of any representation, warranty or covenant of Customer under this Agreement, (b) any bodily injury to person (including death) or damage to real or tangible personal property caused by the Product or the use thereof (subject to Section 6.1.2(a) or 6.1.2(b)), or (c) the gross negligence or willful misconduct of Customer in the performance of its obligations under this Agreement. Notwithstanding the foregoing, in no event will Customer be liable to Albemarle for its special, consequential, punitive or exemplary damages or other indirect damages, including, loss of profit or loss of business goodwill, arising from or relating to damages suffered by Albemarle as a result of a third party claim for which indemnification is owed. Customer’s obligation under this Section 6.1.1 is strictly limited to indemnification for amounts due a third party.
6.1.2    By Albemarle. Albemarle shall defend, indemnify and hold Customer and its affiliates, and its and their officers, directors, employees and agents, harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any third party (including any subcontractor of Albemarle) to the extent arising from (a) the breach of any representation, warranty or covenant of Albemarle under this Agreement, including any such breach arising as a result of the action or omission of any Albemarle subcontractor, or (b) the gross negligence or willful misconduct of Albemarle or any subcontractor in the performance of Albemarle’s obligations under this Agreement. Notwithstanding the foregoing, in no event will Albemarle be liable to Customer for its special, consequential, punitive or exemplary damages or other indirect damages, including, loss of profit or loss of business goodwill, arising from or relating to damages suffered by Customer as a result of a third party claim for which indemnification is owed. Albemarle’s obligation under this Section 6.1.2 is strictly limited to indemnification for amounts due a third party.
6.1.3    Patents. Except as provided in Section 6.1.2, Customer will hold Albemarle harmless against expense, judgment or loss, including reasonable attorneys' fees, (a) if the manufacture or sale of the Product as a staple article or commodity of commerce infringes a valid patent in the country of manufacture, or (b) for infringement of any patents or trademarks or other third party property rights which result from Customer's particular use of the Product or from Albemarle's compliance with Customer's designs, specifications or instructions. Albemarle's instructions and recommendations are not intended to suggest operations which would infringe any patents, and Albemarle assumes no responsibility for any such infringement. If Albemarle receives a written notice from a third party claiming that the manufacture, sale or use of the Product infringes such third party’s patent then (a) Albemarle shall notify Customer thereof and provide a copy of such notice to Customer, and (b) Albemarle may, without liability to Customer, decline to continue deliveries of any Product following Albemarle’s receipt of such notice, unless, within fifteen (15) business days after Albemarle provides a copy of such notice to Customer, Customer notifies Albemarle in writing that Customer will defend Albemarle, at Customer’s cost and expense, and, in accordance with Sections 6.1.3 and 6.1.4, will indemnify and hold harmless the Albemarle Indemnitees from and against any and all Losses (as defined in Section 6.1.1) arising from such claim provided that Customer provides reasonable assurances to Albemarle of its financial ability to meet the financial obligations related to any such indemnity.
6.1.4    Indemnity Procedure. A Party (the “Indemnitee”) that intends to claim indemnification under this Section 6 shall promptly notify the other Party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to assume and control the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel to participate in the defense at Indemnitee’s own expense, subject to Indemnitor’s right to control the defense. The indemnity obligations under this Section 6 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding shall not relieve such Indemnitor of all liability to the Indemnitee under this Section 6 with respect thereto, but if such failure is prejudicial to the Indemnitor’s ability to defend such claim, demand, action or other proceeding, and if such prejudice results in liabilities that may have been avoided or reduced if timely notice had been given, then the Indemnitor shall be relieved of said part of the liabilities. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 6.
6.2    Insurance. Each Party shall maintain, at all times during the Term, adequate and appropriate insurance coverage from one or more reputable insurance companies, each rated A- or better by AM Best and licensed to do business in the United States. Such insurance shall include products/completed operations coverage with limits of liability of no less than [redacted] per occurrence/claim and in the aggregate. Each Party shall, at the other Party’s request, furnish to the other Party a certificate of insurance.
6.3    Attorneys’ Fees. If suit is filed to enforce any right granted in this Agreement, the substantially prevailing Party shall be entitled to recover its costs, disbursements and reasonable attorneys’ fees from the other Party. The Party who is awarded a net recovery against the other shall be deemed the substantially prevailing Party unless such other Party has previously made a bona fide offer of payment in settlement and the amount of recovery is the same or less than the amount offered in settlement. Reasonable attorneys’ fees may be recovered regardless of the forum in which the dispute is heard, including an appeal.

6.	LIABILITY AND LIMITATIONS
7.1    Actual Damages. EXCEPT WITH RESPECT TO A BREACH OF SECTION 5, IN NO EVENT OR INSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR OTHER INDIRECT DAMAGES, INCLUDING, LOSS OF PROFIT OR LOSS OF BUSINESS GOODWILL, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 7.1 IS INTENDED TO LIMIT OR RESTRICT THE OBLIGATION TO PAY INDEMNIFICATION CLAIMS OF EITHER PARTY UNDER THIS AGREEMENT RELATED TO AMOUNTS DUE THIRD PARTIES; HOWEVER, EACH PARTY ACKNOWLEDGES AND UNDERSTANDS THAT NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR OTHER INDIRECT DAMAGES, INCLUDING, LOSS OF PROFIT OR LOSS OF BUSINESS GOODWILL, ARISING FROM OR RELATING TO DAMAGES SUFFERED BY A PARTY AS A RESULT OF A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS OWED~~.~~ .
7.2    Limitations. IN RECOGNITION OF THE RELATIVE RISKS AND BENEFITS ASSOCIATED WITH THE SERVICES TO BE PROVIDED HEREUNDER, THE RISKS HAVE BEEN ALLOCATED BETWEEN THE PARTIES SUCH THAT CUSTOMER AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, TO LIMIT THE LIABILITY OF ALBEMARLE TO CUSTOMER FOR ANY AND ALL CLAIMS, LOSSES, COSTS, OR DAMAGES OF ANY NATURE WHATSOEVER, ARISING FROM ANY CAUSE OR CAUSES WHATSOEVER, OTHER THAN ALBEMARLE’S BREACH OF SECTION 5 AND ALBEMARLE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6 TO PAY THIRD PARTY CLAIMS, SO THAT THE TOTAL AGGREGATE LIABILITY OF ALBEMARLE HEREUNDER SHALL NOT EXCEED THE PRICE PAID TO ALBEMARLE FOR THE SPECIFIC SUBJECT BATCH OR BATCHES BASED ON THE PER KILOGRAM PRICE AND VOLUME OF THE SUBJECT BATCH OR BATCHES OF PRODUCT. SUCH CLAIMS AND CAUSES INCLUDE NEGLIGENCE, PROFESSIONAL ERRORS OR OMISSIONS, STRICT LIABILITY, BREACH OF CONTRACT OR WARRANTY.

8.	TERM AND TERMINATION
8.1    Term. Subject to earlier termination as provided herein, the term of this Agreement (“Term”) shall commence on the Effective Date and continue for an initial term that is the longer of the period ending on (i) the third anniversary of the Effective Date or (ii) the date Customer has fulfilled its delivery obligations under the BARDA Contract for the Base Contract Amount, if the BARDA Contract is awarded to the Customer prior to the third anniversary of the Effective Date. Thereafter this Agreement shall renew for successive one (1) year renewal terms until either Party provides the other Party with advance written notice of non-renewal at least ninety (90) days prior to the expiration of the then-current term.
8.2    Applicability of FAR Clauses. Notwithstanding any other terms of this Agreement, for orders placed under this Agreement that relate to a Government Contract, the following clauses of the Federal Acquisition Regulation ("FAR"), as modified to identify the Parties to this Agreement and carry out the purpose of those clauses, shall govern the rights and obligations of the Parties: 52.242-15 Stop-Work Order, 52.249-2 Termination for Convenience of the Government (Fixed-Price), 52.249-8 Default (Fixed-Price Supply and Service).
8.3    Termination for Default. Subject to the provisions of Section 8.2, a Party may terminate this Agreement by written notice to the other Party after the breach of any provision of this Agreement by the other Party, if the other Party has not cured such breach within sixty (60) days after written notice thereof from the non-breaching Party; provided that, if Customer receives a notice of default from a Government Entity pursuant to a Government Contract, and such default was caused by Albemarle or its subcontractors, Customer may terminate this Agreement if Albemarle does not cure the default within the period required by the Government Contract. Customer shall provide satisfactory evidence to Albemarle of any such notice of default (promptly when received by Customer), all information evidencing that any such default was caused by Albemarle or its subcontractor, and satisfactory evidence of any applicable time periods within which a cure must be completed.
8.4    Termination for Insolvency. This Agreement may be terminated by a Party upon written notice to the other Party if (a) the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; or (c) if the other Party consents to, approves of or acquiescences in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more; or (d) anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination shall be effective upon the date specified in such notice.
8.5    BARDA Approval of Subcontracts; Suspension or Termination by Action of Government Entity. Under the BARDA Contract, BARDA has the right to approve any subcontract entered into by Customer for goods or services to be supplied for the BARDA Contract, including this Agreement. Customer shall supply a copy of this Agreement to BARDA and endeavor to obtain BARDA’s approval of this Agreement as a subcontract to the BARDA Contract. In the event that BARDA does not approve this Agreement, Customer shall so notify Albemarle in writing, specifying the reasons for BARDA’s rejection of this Agreement.  Albemarle shall then have ninety (90) days from the receipt of said notice to remedy the section(s) of this Agreement that were the subject of BARDA’s disapproval.  In such an event, Customer agrees to use good faith efforts to modify and/or amend this Agreement with Albemarle for the purpose of meeting BARDA’s approval.  In the event Albemarle fails to remedy the section(s) of this Agreement that were the subject of BARDA’s disapproval within said ninety (90) days of its receipt of written notification from Customer, Customer shall have the right to terminate this Agreement. In addition, subject to the provisions of Section 8.2, if any applicable Government Entity issues a stop work order or otherwise suspends, modifies or terminates Customer’s Government Contract, and such action affects the scope of work under this Agreement, Customer may require Albemarle to immediately stop all, or any part, of the work called for by this Agreement as required by the Government Entity’s stop work order, modification, suspension or termination, written evidence of which shall be provided to Albemarle promptly upon receipt of same by Customer. Albemarle shall immediately comply with the terms of such order as specified by Customer and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the stop work order or termination. Where work has been suspended, but not terminated, Albemarle shall not resume work unless specifically directed to do so by Customer. Albemarle shall be paid for work and reimbursed for all reasonable costs incurred by Albemarle up to the termination of the Agreement, not to exceed the aggregate Price for the most recent order of Product not yet delivered. Where the Government Entity orders a termination for convenience, that work may be terminated for convenience by Customer upon submission to Albemarle of written evidence of any such termination for convenience. If any suspension hereunder continues for one hundred eighty (180) days, Albemarle shall have the right to terminate this Agreement and to be paid for all work performed and reimbursed for all costs incurred up to the termination date. In the event of a termination pursuant to this Section 8.5, Customer will reimburse Albemarle for all costs reasonably related to decommissioning of the Facility, or its subcontractor’s facility, together with all costs for waste disposal, cleaning and mothballing incurred by Albemarle or its subcontractor as a result of said termination.
8.6    Effect of Termination. All rights and obligations under this Agreement shall terminate immediately upon any termination or expiration of this Agreement, except however, the rights and obligations set forth in the following Sections shall survive any termination of this Agreement: 2.3.3, 2.13 (if the Agreement is terminated pursuant to Section 3.6), 3.5 (with respect to Product shipped during the Term), 5 (“Confidentiality”), 6 (“Indemnity; Insurance”), 7 (“Liability and Limitations”), 8.2 (“Applicability of FAR Clauses”), 8.5 (“Suspension or Termination by Action of Government Entity”), 8.6 (“Effect of Termination”), 9 (“Warranty”), 10 (“Regulatory”), 11 (“Flow Down Provisions”) (to the extent required by Applicable Law) and 12 (“General Provisions”). In addition, upon termination, Albemarle will immediately deliver to Customer copies of all records, equipment, and other items or information in its possession that are the property of Customer, as well as, upon providing Albemarle with written evidence of the applicable Government Entity’s requirement, all necessary documentation relating to Albemarle’s work that Customer may require to perform its Government Contract. Similarly, upon termination, Customer will immediately deliver to Albemarle copies of all records, equipment, and other items or information in its possession that are property of Albemarle.

9.	WARRANTY
Albemarle represents and warrants that (a) the Product sold hereunder shall at the time of completion of the manufacture of the Product, as well as immediately prior to shipping to Customer’s micronizing subcontractor, conform to the Specifications and be manufactured in accordance with Applicable Law and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Law; (b) any other services performed by Albemarle hereunder shall be performed in accordance with Applicable Law and in a professional and workmanlike manner in accordance with industry standards; (c) neither Albemarle nor any of its subcontractors has been debarred, is subject to debarment, suspension, proposed for debarment, or voluntarily excluded from participation in transactions by the Federal government nor will use in any capacity, in connection with the performance of its obligations or the exercise of its rights under this Agreement, any individual or entity who has been debarred, suspended or proposed for debarment by the Federal government or pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section; (d) Customer shall receive good title to the Product, free and clear of liens or other encumbrances; and (e) Albemarle shall manufacture Product exclusively for Customer. However, except as provided in this Section 9 and Section 2.6, Albemarle makes no other warranty of any kind, whether express or implied, including no warranty of merchantability or fitness for any particular purpose. Further, to the extent that the Product conforms to its applicable Specifications, Customer assumes all risk and liability for results obtained by the use of the Product covered by this Agreement, whether used singly or in combination with other products, except as provided in Section 6.1.2 with respect to third party claims.

10.	REGULATORY
10.1    Upon a request by any properly authorized officer or employee of the FDA or any equivalent state regulatory body or any Regulatory Authority, Albemarle shall permit such officer or employee, at reasonable times, to have access to, copy and verify any records and reports in Albemarle’s possession or under Albemarle’s custody or control relating to the Product, and shall submit such records or reports (or copies thereof) upon FDA or any other regulatory request, to the FDA or such Regulatory Authority. Albemarle shall provide the Customer with prompt notice of any such request. Albemarle shall maintain all records related to its activities under this Agreement in accordance with Applicable Law or any record keeping obligation as set forth in a Government Contract of which Customer informs Albemarle in writing.
10.2    Each Party shall promptly advise the other of any safety or toxicity problem of which either Party becomes aware regarding the Product. Customer shall have the sole right to initiate a recall or take any other action with respect to Product once delivered by Albemarle to Customer or its designee.
10.3    Albemarle shall not file, support or maintain a DMF for the Product except with Customer’s prior written consent.
10.4    Albemarle shall, upon Customer’s reasonable request, assist Customer with any regulatory matters related to the Product or this Agreement, which may include responding to Customer’s reasonable requests, providing all CMC information, assisting Customer by providing any information reasonably available to Albemarle, and granting Customer a right of reference or use to relevant data.

6.	FLOW DOWN PROVISIONS
With regard to any Firm Order under this Agreement that relates to a Government Contract, Customer and Albemarle agree that the FAR clauses and other provisions contained in Exhibit F, as well as any other clauses required by law or regulation, shall be binding on Albemarle and shall be enforceable against Albemarle by Customer, either directly or acting on behalf of the applicable Government Entity. Clauses incorporated by reference shall have the same force and effect as if they were given in full text. The provisions of this Section 11 and such flowdown clauses shall take precedence over any conflicting provision of this Agreement. In addition, Albemarle agrees that it will use reasonable effort to supply Customer with information or support from Albemarle required in order for Customer to comply with its obligations under the relevant Government Contract. Together with any such request for information submitted to Albemarle, Customer will provide Albemarle with a copy of the documentation pursuant to which it believes it requires Albemarle’s assistance in meeting its obligations under the relevant Government Contract.

7.	GENERAL PROVISIONS
7.3    Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.
If to SIGA:    If to Albemarle:
SIGA Technologies, Inc.    Albemarle Corporation
35 E. 62nd Street                    451 Florida Street
New York, New York 10065                Baton Rouge, Louisiana 70801
Attention: Chief Executive Officer            Attention: VP Fine Chemicals

With a copy to:                    With a copy to:
SIGA Technologies, Inc.                Albemarle Corporation
4575 SW Research Way, Suite 230            451 Florida Street
Corvallis, Oregon 97333                Baton Rouge, Louisiana 70801
Attention: Dennis E. Hruby, Ph.D.             Attention: General Counsel

7.4    Assignment. Neither Party may assign or otherwise transfer this Agreement or any right or obligation hereunder (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Any instance of a Party selling all or substantially all of its assets (including, without limitation, Customer selling all or substantially all of its rights to the marketing or production of the Product or the FDP), or all or substantially all of the assets of all divisions and departments providing or receiving Product or services (as applicable) hereunder, shall not be construed as an assignment of this Agreement. Additionally, the sale by a Party’s shareholders of a controlling interest in the outstanding stock of such Party shall similarly not be considered an assignment of this Agreement, and in either instance, this Agreement shall remain in full force and effect and shall be binding upon, and inure to the benefit of, the successor or assignee of such Party, provided that, any permitted successor or assignee shall assume all obligations of its assignor under this Agreement and prior to any such sale of assets or of ownership interest, such proposed successor or assignee confirms in writing to the non-assigning Party that it can meet the obligations of the assigning Party under this Agreement). Any purported assignment or transfer in violation of this Section 12.2 shall be void.
7.5    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
7.6    Construction. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party.
7.7    Severability. Whenever possible, each provision of this Agreement~~,~~ shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
7.8    Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. Signing and delivery of this Agreement may be evidenced by a facsimile/telecopy/PDF transmission of the signed signature page to the other Party.
7.9    Headings. The captions to the sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the sections hereof.
7.10    Independent Contractors. Each Party hereby acknowledges that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.
7.11    Waiver. The waiver by a Party of any right hereunder, or of any failure to perform or breach by the other Party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party hereunder whether of a similar nature or otherwise.
7.12    Entire Agreement. This Agreement (which includes its Exhibits and the Quality Agreement) contain the entire understanding of the Parties with respect to the subject matter hereof. All other express or implied representations, understandings and agreements with respect to the subject matter hereof, either oral or written, heretofore made, including without limitation the MOU, are expressly superseded by this Agreement; provided, however, that the CDA (amended as provided herein), the Validation Supply Agreement and the Prior Manufacturing Agreement shall expressly survive. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.
7.13    Dispute Resolution. In the event there is a dispute between the Parties with respect to this Agreement, the Parties, prior to instituting any court action, shall, if requested by either Party in writing, mediate their dispute before one mutually agreed upon impartial mediator in New Orleans, Louisiana, within thirty (30) days after such request. Mediation fees, if any, shall be divided equally between the Parties. If the dispute is not resolved within thirty (30) days of initiation of mediation, either Party may bring suit in any court of competent jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SIGA TECHNOLOGIES, INC.
By: _________________________________
Name: _______________________________
Title: ________________________________
Date ________________________________

ALBEMARLE CORPORATION
By: _________________________________
Name: _______________________________
Title: _________________________________
Date: ________________________________
EXHIBIT A
PRODUCT CHEMICAL STRUCTURE

[redacted]
EXHIBIT B

Micronized Product Testing
Albemarle will provide post-micronization analytical services of the micronized Product per the specifications contained below.
Samples of micronized Product provided to Albemarle will be analyzed and data will be provided to Customer in the form of a COA. The samples of micronized Product for analysis to be provided by Customer through its micronization service provider.

Table 2: Micronized Product Specification

[redacted]

EXHIBIT C
Specifications
ST-246 Drug Substance Specification for Commercial Production
PRODUCT SPECIFICATIONS

[redacted]

EXHIBIT D
Stability Study

[redacted]
EXHIBIT E
QUALITY AGREEMENT

[redacted]

EXHIBIT F
Flow-down Provisions

[redacted]

EXHIBIT G
BARDA Security Corrective Actions
The Parties have participated in a pre-award security audit conducted by BARDA in 2009 that included the Facility (the “Security Audit”). The Security Audit resulted in several security deficiency findings by the BARDA auditors related to the Facility (the “Findings”). Following the Security Audit Customer, in consultation with Albemarle, submitted to BARDA the SIGA Security Revision Plan, Version Number 1.0 dated November 20, 2009 (the “SIGA Security Plan”). The SIGA Security Plan has proposed several Corrective Actions to be taken if an award is made to Customer under the RFP, some of which are to be implemented by Albemarle at the Facility. Attached as Exhibit G.1 is an excerpt from the SIGA Security Plan containing those Findings and the Corrective Action for each such Finding. Attached as Exhibit G.2 is a schedule reflecting the amounts Albemarle will be reimbursed for implementing the Corrective Actions set forth on Exhibit G.1.

EXHIBIT G.1
BARDA Security Corrective Actions
SIGA Security Plan Excerpt
[redacted]

Exhibit G.2

BARDA Security Corrective Actions Reimbursement

[redacted]

EXHIBIT H
List of Approved Laboratories per Section 3.5

[redacted]

EXHIBIT I
List of Qualified Raw Material Vendors per Section 2.8

[redacted]

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